CERTIFICATE OF TRUST

         THIS Certificate of Trust of Pioneer India Fund (the "Trust"), dated April 4, 1994, is being duly executed and filed by John F. Cogan, Jr. and Marguerite A. Piret, as Trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. ss. 3801, et seq.).

         111 Name. The name of the business trust formed hereby is PIONEER INDIA FUND.

         121 Registered Agent. The business address of the registered office of the Trust in the State of Delaware is 1201 North Market Street in the City of Wilmington, County of New Castle, 19801. The name of the Trust's registered agent at such address is Delaware Corporation Organizers, Inc.

         131 Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

         141 Series Trust. Notice is hereby given that pursuant to Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust is

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a registered  investment  company under the  Investment  Company Act of 1940, as amended.

         IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this Certificate of Trust as of the date first above-written.

                                    -------------------------------
                                    John F. Cogan, Jr.
                                    As Trustee and not individually



                                    --------------------------------
                                    Marguerite A. Piret
                                    As Trustee and not individually